                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): July 19, 2000

                              BROADCOM CORPORATION
               (Exact Name of Registrant as Specified in Charter)


         California                      000-23993                    33-0480482
 ----------------------------    --------------------------        ------------------
       (State or Other           (Commission File Number)            (IRS Employer
Jurisdiction of Incorporation)                                     Identification No.)



                  16215 Alton Parkway, Irvine, California 92618
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (949) 450-8700

                                 Not Applicable
             ------------------------------------------------------
          (Former Name or Former Address, if Changed since Last Report)

        This amendment to the Current Report on Form 8-K originally filed on August 2, 2000, is being filed in order to include the historical financial statements of Innovent Systems, Inc. ("Innovent") and the unaudited pro forma financial information listed below.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial statements of business acquired.

        The following financial statements of Innovent are included in this report:

        Audited balance sheet as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended and for the period from October 22, 1998 (inception) to December 31, 1999.

        Unaudited balance sheet as of June 30, 2000 and the unaudited statements of operations, stockholders' equity (deficit) and cash flows for the six months ended June 30, 2000 and 1999, and for the period from October 22, 1998 (inception) to June 30, 2000.

(b)     Pro forma financial information.

        The following unaudited pro forma condensed financial information is being filed herewith:

        Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30,
        2000.

        Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2000 and the year ended December 31, 1999.


(c)     Exhibits.

        23.1 Consent of KPMG LLP

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Innovent Systems, Inc.:


We have audited the accompanying balance sheet of Innovent Systems, Inc. (a development stage enterprise, formerly known as MicroLink Corporation) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended and for the period from October 22, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovent Systems, Inc. (a development stage enterprise, formerly known as MicroLink Corporation) as of December 31, 1999 and the results of its operations and its cash flows for the year ended December 31, 1999 and the period from October 22, 1998 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP


Orange County, California
May 15, 2000

                             INNOVENT SYSTEMS, INC.
                        (A Development Stage Enterprise,
                    formerly known as MicroLink Corporation)

                                 Balance Sheets



                                                                                   DECEMBER 31,      JUNE 30, 2000
                                    Assets                                             1999           (UNAUDITED)
                                                                                   ------------      -------------
Current assets:
    Cash and cash equivalents                                                       $ 1,665,631         3,129,987
    Short-term investment                                                                76,100            77,794
    Prepaid expenses and other current assets                                            62,753            66,595
                                                                                    -----------       -----------

              Total current assets                                                    1,804,484         3,274,376

Property and equipment, net                                                             167,709           392,602
Other assets                                                                             11,825            23,634
                                                                                    -----------       -----------

                                                                                    $ 1,984,018         3,690,612
                                                                                    ===========       ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Notes payable                                                                   $        --         6,000,000
    Convertible notes payable                                                           750,000         1,200,000
    Accounts payable and accrued expenses                                               499,274         1,383,732
                                                                                    -----------       -----------

              Total current liabilities                                               1,249,274         8,583,732
                                                                                    -----------       -----------

Commitments and contingencies (note 7)
Subsequent event (note 8)

Stockholders' equity (deficit):
    Undesignated preferred stock, no par value
       1,250,000 shares authorized; no shares issued or outstanding                          --                --
    Series A preferred stock, no par value
       2,700,000 shares authorized; 2,599,740 shares issued and
       outstanding at December 31, 1999 and June 30, 2000 (unaudited)                 3,379,662         3,379,662
    Common stock, no par value
       20,000,000 shares authorized; 7,246,597 and 10,245,057 (unaudited)
       shares issued and outstanding at December 31, 1999 and
       June 30, 2000, respectively                                                      180,202        12,112,160
    Stockholder notes and common stock receivables                                      (55,658)      (11,987,616)
    Additional paid-in capital                                                           36,129         3,285,765
    Deficit accumulated during the development stage                                 (2,805,591)      (11,683,091)
                                                                                    -----------       -----------

              Total stockholders' equity (deficit)                                      734,744        (4,893,120)
                                                                                    -----------       -----------


                                                                                    $ 1,984,018         3,690,612
                                                                                    ===========       ===========


See accompanying notes to financial statements.

                             INNOVENT SYSTEMS, INC.
                        (A Development Stage Enterprise,
                    formerly known as MicroLink Corporation)

                            Statements of Operations



                                                              PERIOD FROM                                           PERIOD FROM
                                                              OCTOBER 22,                                           OCTOBER 22,
                                                                 1998                                                  1998
                                             YEAR ENDED     (INCEPTION) TO        SIX MONTHS ENDED JUNE 30        (INCEPTION) TO
                                            DECEMBER 31,      DECEMBER 31,      ----------------------------         JUNE 30,
                                               1999              1999              2000               1999             2000
                                            -----------     --------------      ----------         ---------      --------------
                                                                                         (UNAUDITED)               (UNAUDITED)
Operating expenses:
    Payroll, consulting
       and related                          $ 1,743,800       1,787,506          2,603,596          491,026         4,391,102
    Stock-based compensation                     16,229          16,229          3,249,636            2,217         3,265,865
    Product and software
       development                              563,713         563,713          1,573,985          144,768         2,137,698
    Rent, utilities and insurance               179,863         194,863            279,793           47,751           474,656
    Professional fees                           157,432         162,432            560,762          153,495           723,194
    Advertising and promotion                    67,057          67,057            303,067           44,390           370,124
    Depreciation                                 27,843          27,843             41,881            8,244            69,724
    Other operating expenses                     31,080          41,080             91,818            4,409           132,898
                                            -----------      ----------         ----------        ---------       -----------
              Total operating
                 expenses                     2,787,017       2,860,723          8,704,538          896,300        11,565,261
                                            -----------      ----------         ----------        ---------       -----------
Interest (income) expense:
    Interest expense                             11,268          11,268            175,237            9,856           186,505
    Interest income                             (68,000)        (68,000)            (4,675)         (23,110)          (72,675)
                                            -----------      ----------         ----------        ---------       -----------
              Interest (income)
                 expense, net                   (56,732)        (56,732)           170,562          (13,254)          113,830
                                            -----------      ----------         ----------        ---------        ----------
              Loss before
                 provision for
                 income taxes                 2,730,285       2,803,991          8,875,100          883,046        11,679,091

Provision for income taxes                          800           1,600              2,400              800             4,000
                                            -----------      ----------         ----------        ---------       -----------
              Net loss                      $ 2,731,085       2,805,591          8,877,500          883,846        11,683,091
                                            ===========      ==========         ==========        =========       ===========


See accompanying notes to financial statements.

                             INNOVENT SYSTEMS, INC.
                        (A Development Stage Enterprise,
                    formerly known as MicroLink Corporation)

                  Statements of Stockholders' Equity (Deficit)



                                                                                                             DEFICIT
                                         SERIES A                                  STOCKHOLDER     ADD-    ACCUMULATED
                                     PREFERRED STOCK          COMMON STOCK          NOTE AND     ITIONAL    DURING THE    TOTAL
                                   ---------------------  ----------------------  COMMON STOCK   PAID-IN   DEVELOPMENT STOCKHOLDERS'
                                    SHARES      AMOUNT       SHARES     AMOUNT     RECEIVABLE    CAPITAL      STAGE       EQUITY
                                   ---------  ----------  ---------- -----------  ------------  ---------  ----------- ------------
Balance at October 22, 1998
  (inception)                             --  $       --          --  $       --           --          --           --          --

Issuance of common stock                  --          --   5,000,000         100           --      19,900           --      20,000
Net loss                                  --          --          --          --           --          --      (74,506)    (74,506)
                                   ---------  ----------  ---------- -----------  -----------   ---------  -----------  ----------
Balance at December 31, 1998              --          --   5,000,000         100           --      19,900      (74,506)    (54,506)
Issuance of common stock                  --          --   1,555,556     124,444           --          --           --     124,444
Exercise of stock options                 --          --      24,375       2,325       (2,325)         --           --          --
Exercise of stock options
  for note receivable                     --          --     666,666      53,333      (53,333)         --           --          --
Issuance of Series A
  preferred stock                  1,899,851   2,469,806          --          --           --          --           --   2,469,806
Conversion of notes payable
  and accrued interest into
  Series A preferred stock           699,889     909,856          --          --           --          --           --     909,856
Equity instruments issued to
  non-employees                           --          --          --          --           --      16,229           --      16,229
Net loss                                  --          --          --          --           --          --   (2,731,085) (2,731,085)
                                   ---------  ----------  ---------- -----------  -----------   ---------  -----------  ----------
Balance at December 31, 1999       2,599,740   3,379,662   7,246,597     180,202      (55,658)     36,129   (2,805,591)    734,744
Exercise of stock options for
  notes and common stock
  receivables (unaudited)                 --          --   2,998,460  11,931,958  (11,931,958)         --           --          --
Equity instruments issued to
  non-employees (unaudited)               --          --          --          --           --   2,134,816           --   2,134,816
Stock options issued to
  employees (unaudited)                   --          --          --          --           --   1,114,820           --   1,114,820
Net loss (unaudited)                      --          --          --          --           --          --   (8,877,500) (8,877,500)
                                   ---------  ----------  ---------- -----------  -----------   ---------  -----------  ----------
Balance at June 30, 2000
  (unaudited)                      2,599,740  $3,379,662  10,245,057 $12,112,160  (11,987,616)  3,285,765  (11,683,091) (4,893,120)
                                   =========  ==========  ========== ===========  ===========   =========  ===========  ==========



See accompanying notes to financial statements.

                             INNOVENT SYSTEMS, INC.
                        (A Development Stage Enterprise,
                    formerly known as MicroLink Corporation)

                            Statements of Cash Flows



                                                                          PERIOD FROM                               PERIOD FROM
                                                                          OCTOBER 22,                                OCTOBER 22,
                                                                             1998                                       1998
                                                        YEAR ENDED      (INCEPTION) TO  SIX MONTHS ENDED JUNE 30   (INCEPTION) TO
                                                       DECEMBER 31,       DECEMBER 31,  -------------------------     JUNE 30,
                                                          1999               1999          2000           1999          2000
                                                       -----------      -------------  -----------     ----------  --------------
                                                                                              (UNAUDITED)           (UNAUDITED)
Cash flows from operating activities:
 Net loss                                              $(2,731,085)      (2,805,591)    (8,877,500)     (883,846)   (11,683,091)
 Adjustments to reconcile net loss
  to net cash used in operating activities:
    Depreciation                                            27,843           27,843         41,881         8,244         69,724
    Issuance of equity instruments to non-employees         16,229           16,229      2,134,816         2,217      2,151,045
    Issuance of stock options to employees                      --               --      1,114,820            --      1,114,820
    Interest expense accrued on convertible notes           11,222           11,222        175,237         9,856        186,459
    Interest income accrued on stockholder
      note receivable                                       (1,748)          (1,748)        (1,435)           --         (3,183)
    Changes in assets and liabilities:
     Prepaid expenses and other current assets             (61,005)         (61,005)        (2,407)           --        (63,412)
     Other assets                                           (8,664)         (11,825)       (11,809)       (2,444)       (23,634)
     Accrued expenses                                      497,908          497,908        709,221       253,115      1,207,129
                                                       -----------      -----------    -----------    ----------    -----------
       Net cash used in operating activities            (2,249,300)      (2,326,967)    (4,717,176)     (612,858)    (7,044,143)
                                                       -----------      -----------    -----------    ----------    -----------
Cash flows from investing activities:
 Purchase of short-term investment                         (76,100)         (76,100)        (1,694)           --        (77,794)
 Purchase of furniture and equipment                      (168,843)        (195,552)      (266,774)      (52,230)      (462,326)
                                                       -----------      -----------    -----------    ----------    -----------
       Net cash used in investing activities              (244,943)        (271,652)      (268,468)      (52,230)      (540,120)
                                                       -----------      -----------    -----------    ----------    -----------
Cash flows from financing activities:
 Proceeds from issuance of notes payable                 1,000,000        1,650,000      6,450,000       250,000      8,100,000
 Proceeds from issuance of common stock                    124,444          144,444             --       124,444        144,444
 Proceeds from issuance of Series A preferred stock      2,469,806        2,469,806             --     2,469,806      2,469,806
                                                       -----------      -----------    -----------    ----------    -----------
       Net cash provided by financing activities         3,594,250        4,264,250      6,450,000     2,844,250     10,714,250
                                                       -----------      -----------    -----------    ----------    -----------
       Net increase in cash and cash equivalents         1,100,007        1,665,631      1,464,356     2,179,162      3,129,987

Cash and cash equivalents at beginning of period           565,624               --      1,665,631       565,624             --
                                                       -----------      -----------    -----------    ----------    -----------
Cash and cash equivalents at end of period             $ 1,665,631        1,665,631      3,129,987     2,744,786      3,129,987
                                                       ===========      ===========    ===========    ==========    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for income taxes         $       800              800          2,400           800          3,200
                                                       ===========      ===========    ===========    ==========    ===========
Supplemental disclosure of non-cash
  financing activities:
    Conversion of notes payable to
    Series A preferred stock                           $   909,856          909,856             --       909,856        909,856
    Exercise of stock options with
    notes and common stock receivables                      55,658           55,658     11,931,958        55,658     11,987,616
                                                       ===========      ===========    ===========    ==========    ===========


See accompanying notes to financial statements.

                             INNOVENT SYSTEMS, INC.
                        (A Development Stage Enterprise,
                    formerly known as MicroLink Corporation)

                         Notes to Financial Statements

                  (Information as of June 30, 2000 and for the six-month periods ended June 30, 2000 and 1999 is unaudited)



(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)     DESCRIPTION OF BUSINESS

                Innovent Systems, Inc. (the Company) was incorporated in the state of California as Metalink Corporation in October 1997. In March 1998, the Company changed its name from Metalink Corporation to MicroLink Corporation. The Company commenced operations in October 1998, and changed its name to Innovent Systems, Inc. in February 2000. The Company is engaged in the development and integration of radio frequency integrated circuits for short-range wireless data communication. The Company's primary activities include systems architecture and design techniques for radio frequency integrated circuits, error free signal coding, modulation techniques and wireless networking protocols. The Company's headquarters and main design center is located in El Segundo, California. The Company also has a design center in San Diego, California.

                The Company is a development stage enterprise and is devoting substantially all of its efforts towards conducting research and development, raising capital and building infrastructure. In the course of such activities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flows from operations. No assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company.

        (b)     UNAUDITED FINANCIAL STATEMENTS

                The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, the accompanying unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of June 30, 2000 and the results of its operations and its cash flows for the six months ended June 30, 2000 and 1999. Results for the six months ended June 30, 2000 are not necessarily indicative of future results of operations.

        (c)     CASH EQUIVALENTS

                The Company's cash equivalents represent highly liquid investments, primarily money market funds, with original maturities of three months or less.

        (d)     SHORT-TERM INVESTMENT

                The Company's short term investment consists of a certificate of deposit with a bank with an original maturity greater than three months.

        (e)     CONCENTRATION OF CREDIT RISK

                The Company invests its excess cash in money market mutual funds and certificates of deposit with an objective that seeks to ensure both liquidity and safety of principal. These money market mutual funds and certificates of deposit are not insured.

        (f)     PROPERTY AND EQUIPMENT

                Furniture and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of three to seven years.

        (g)     INCOME TAXES

                Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits.

        (h)     LONG-LIVED ASSETS

                The Company applies the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under the provisions of SFAS No. 121, the recoverability of long-lived assets is assessed by determining whether the carrying value of the asset can be recovered through projected undiscounted future operating cash flows over its remaining life. The amount of impairment, if any, is measured based upon the excess of the asset's carrying value over its fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

        (i)     STOCK BASED COMPENSATION

                The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion No. (APB) 25, Accounting for Stock Issued to Employees, for stock-based compensation and to furnish the pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, if the exercise price of the Company's employee stock options equals management's estimate of the fair market value of the underlying stock on the date of grant, no compensation expense is recorded. During the six months ended June 30, 2000, the Company granted certain stock options at exercise prices below deemed fair market value, and therefore recorded compensation expense associated with these stock options (see note 3).

                Equity instruments issued to non-employees are measured using the fair value of the equity instruments using the stock price and other measurement assumptions as of the earlier of the date at which a performance commitment to earn the equity instruments is reached or the date at which the performance is complete.

        (j)     USE OF ESTIMATES

                The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. This affects the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

        (k)     OTHER COMPREHENSIVE INCOME

                The Company applies SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes the rules for the reporting of comprehensive income (loss) and its components. During the periods presented, the Company did not have any components of other comprehensive income or loss, and thus net loss equals comprehensive loss in the accompanying financial statements.

        (l)     SEGMENT INFORMATION

                In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach is based on the way that management organizes its operating segments within the enterprise. Operating segments, as defined by SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The Company operates in one operating segment for purposes of SFAS No. 131.

        (m)     NEW ACCOUNTING PRONOUNCEMENTS

                In June 1997, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 was effective for all fiscal quarters for fiscal years beginning after June 15, 1999. In August 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, An Amendment of FASB Statement No. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters for fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. The application of these statements is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

                In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101) Revenue Recognition in Financial Statements, as amended by SAB 101A and SAB 101B. This Staff Accounting Bulletin, as amended, summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements, and is effective for the Company's fourth fiscal quarter of 2000. The Company does not expect the adoption of SAB 101 to have a material impact on the Company's results of operations.

                In March 2000, the FASB issued Interpretation No. 44 Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 (FIN 44). This Interpretation clarifies the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

(2)     PROPERTY AND EQUIPMENT

        Property and equipment are summarized as follows:

                                       DECEMBER 31,    JUNE 30,
                                           1999          2000
                                       ------------    --------
Office furniture and equipment           $ 46,165       103,710
Computer equipment                        149,387       358,616
                                         --------      --------

                                          195,552       462,326
Less accumulated depreciation              27,843        69,724
                                         --------      --------

                                         $167,709       392,602
                                         ========      ========

(3)     STOCKHOLDERS' EQUITY (DEFICIT)

        (a)     STOCK SPLIT

                In January 1999, the Company completed a five-for-one stock split, effected by canceling all existing shares of common stock and reissuing new shares of common stock adjusted for the stock split. All share, per share and related data presented in the financial statements and footnotes have been retroactively adjusted to reflect this stock split.

        (b)     SERIES A PREFERRED STOCK

                During 1999, the Board of Directors of the Company authorized the issuance of up to 2,700,000 shares of Series A preferred stock. In April and May 1999, the Company issued 2,599,740 total shares of Series A preferred stock for $2,469,806 in cash and the conversion of $900,000 of notes payable, plus $9,856 of accrued interest thereon recorded during the six months ended June 30, 1999, the year ended December 31, 1999 and for the period from October 22, 1998 (inception) to December 31, 1999.

                CONVERSION FEATURE

                Each share of Series A preferred stock outstanding is convertible at the option of the holder into one share of common stock, subject to certain adjustments, and automatically converts upon the completion of an underwritten public offering of common stock with gross proceeds of at least $15,000,000 and a price per share which equals or exceeds $1.30 per share.

                DIVIDEND AND VOTING RIGHTS

                Each share of Series A preferred stock entitles its holder to one vote for each common share into which such shares would convert. Dividends shall be paid, when and if declared by the Board of Directors, at the rate of 8% per share of the outstanding Series A preferred stock and shall be payable out of funds legally available. No dividends have been declared to date.

                LIQUIDATION RIGHTS

                The holders of the Series A preferred stock are entitled to receive their original issuance price of $1.30 per share in liquidation, plus an amount equal to all declared but unpaid dividends. Series A preferred stock has liquidation rights, prior to and in preference to any distribution to the holders of common stock. At December 31, 1999, the aggregate liquidation preference of the Series A preferred stock was approximately $3,379,662. Upon a change in control, the fair value of the assets received shall be distributed first to the preferred stockholders to satisfy the liquidation preference.

        (c)     UNDESIGNATED PREFERRED STOCK

                In addition to the outstanding Series A preferred stock shares, there are 1,250,000 authorized shares of preferred stock not designated to a specific class of preferred stock as of June 30, 2000 and

                December 31, 1999. There is no undesignated preferred stock outstanding at June 30, 2000 and December 31, 1999.

        (d)     1999 AND 2000 STOCK OPTION/STOCK ISSUANCE PLANS

                The Company has adopted the 1999 and 2000 Stock Option/Stock Issuance Plans (the "Plans") to provide eligible individuals with an opportunity to acquire or increase an equity interest in the Company. Stock options are granted at the fair market value of the stock on the date of grant as determined by the Board of Directors of the Company. Stock options are exercisable for a period not to exceed ten years from the date of grant. Options are immediately exercisable, and the Company has the right to repurchase exercised shares at the option or direct issue price. This repurchase right expires over a period of four years. There are 6,833,332 shares reserved for issuance under the Plans.

                The following summarizes the stock option transactions under the Plan during the year ended December 31, 1999:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                       SHARES       EXERCISE PRICE
                                                                     ----------     --------------
                Options outstanding at December 31, 1998                   --         $     --

                Granted                                               1,860,986             0.11
                Exercised                                              (691,041)            0.08
                                                                     ----------

                Options outstanding and exercisable
                  at December 31, 1999                                1,169,945             0.12

                Granted                                               3,945,000             7.15
                Exercised                                            (2,998,460)            3.98
                                                                     ----------

                Options outstanding and exercisable
                  at June 30, 2000                                    2,116,485       $     0.92
                                                                     ==========       ==========


                For the options outstanding at December 31, 1999, the weighted average contractual life was approximately 9.5 years. As of December 31, 1999 and June 30, 2000, there were 472,346 and 1,027,346 shares available for future grant under the Plans.

                The Company applies APB 25 and related Interpretations in accounting for stock options granted to employees, and accordingly, no compensation cost has been recognized in the accompanying financial statements for all periods presented for options granted when the option price equals the deemed fair market value. The Company recorded approximately $1.1 million of compensation expense during the six months ended June 30, 2000 as a result of the grant of stock options to employees at prices below deemed fair market value. The compensation charge was calculated using the Black-Scholes option pricing model assuming the weighted average assumptions below, and was recorded in stock-based compensation in the accompanying statements of operations for the six months ended June 30, 2000. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 for stock options granted to employees at deemed fair market value, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                           PERIOD FROM
                                                           OCTOBER 22,
                                                              1998
                                          YEAR ENDED     (INCEPTION) TO
                                         DECEMBER 31,      DECEMBER 31,
                                             1999             1999
                                         ------------    --------------
                Net loss:
                   As reported           $(2,731,085)       (2,805,591)
                   Pro forma              (2,740,857)       (2,815,363)
                                         ===========       ===========

                The fair value of options granted during 1999 was approximately $0.02 per option granted, and was estimated using the Black-Scholes option pricing model assuming the following weighted-average assumptions:

                Expected dividend yield          0.0%
                Risk free interest rate          6.0%
                Expected volatility              0.1%
                Expected life                    4 years

                The Black-Scholes option pricing model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely-tradable, fully-transferable options without vesting restrictions, which significantly differ from the Company's stock option plan. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated fair value on the grant date.

        (e)     ISSUANCE OF STOCK OPTIONS TO NON-EMPLOYEES

                During 1999, the Company issued 170,487 stock options to certain non-employee consultants and technical advisory board members. During the six-month period ended June 30, 2000, the Company granted an additional 375,000 options to certain non-employee consultants and technical advisory board members. The options are immediately exercisable, and the Company has the right to repurchase exercised shares. This repurchase right expires over a period of four years. If the consultant or technical advisory board member discontinues their work for the Company, the unvested shares are subject to repurchase at the original exercise price or cancellation. The Company valued the options using the Black-Scholes option pricing model and the input assumptions described in (d) above. The fair value of the options was approximately $4,100, which was charged to operations for the year ended December 31, 1999 and for the period from October 22, 1998 (inception) to December 31, 1999. For the six-month periods ended June 30, 2000 and 1999, the fair value of options granted to non-employees was approximately $1.7 million and $800, respectively. The fair value of the unvested options will be remeasured at each reporting period, using the fair value of the underlying stock at the time, upon completion of the related services. The related expense will be charged to operations throughout the vesting period.

        (f)     ISSUANCE OF COMMON STOCK FOR CASH AND SERVICES

                During May 1999, the Company issued 1,555,556 shares of common stock in exchange for cash and a consulting agreement. 1,037,037 shares were vested immediately, and 518,519 shares vest over the period of the consulting agreement. Approximately $1,400, $12,100 and $395,000 were charged to operations for the six months ended June 30, 1999, the year ended December 31, 1999, and the six months ended June 30, 2000, respectively, associated with this agreement.

        (g)     EXERCISE OF STOCK OPTIONS FOR NOTES RECEIVABLE

                During April 1999, the Chief Executive Officer of the Company exercised stock options for 666,666 shares by issuing a full recourse note to the Company in the amount of $53,333. The note is secured by the common stock issued as a result of the exercise and the employee's personal property. The note bears interest at 5.21% per annum, and principal and accrued interest are due in April 2004. During the six-month periods ended June 30, 2000 and 1999, the Company accrued approximately $1,400 and $350, respectively, in interest income related to this note, which is included in other current assets in the accompanying balance sheets. During the year ended December 31, 1999 and during the period from October 22, 1998 (inception) to December 31, 1999, the Company accrued approximately $1,700 related to this note. The shares underlying the stock option exercise are subject to repurchase by the Company as described in (d) above.

                During June 2000, approximately 3.0 million shares of common stock were issued as the result of employees exercising stock options with full recourse notes. The notes bear market interest rates with due dates five years from the date of issuance, and are secured by the underlying common stock and the employee's personal property. During the six months ended June 30, 2000, the associated interest income was not material to the financial statements. The shares underlying the stock option exercises are subject to repurchase by the Company as described in (d) above.

(4)     CONVERTIBLE NOTES PAYABLE

        At various times throughout 1998 and 1999, the Company issued convertible notes to various creditors and stockholders. These notes, totaling $900,000, and accrued interest thereon, were converted to Series A preferred stock in connection with the closing of the Series A preferred stock offering in April and May 1999.

        In December 1999, the Company issued a convertible note to an individual stockholder for $750,000. The note has a stated interest rate of 9.5% per annum. The note is unsecured and converts to Series B preferred stock automatically at the earlier of the closing of a Series B preferred stock offering of at least $5,000,000, or on July 1, 2000. The note can be converted at the election of the note holder any time prior to the closing of a Series B preferred stock offering or July 1, 2000. Upon conversion as a result of the Series B preferred stock offering, the note is convertible at the per share price of the offering. If the note is not converted by July 1, 2000 or the note is converted at the election of the stockholder, the note is convertible based upon the per share value of the dilutive shares outstanding assuming a $35,000,000 valuation. The Company recorded interest expense related to this note of approximately $1,400 during the year ended December 31, 1999 and during the period from October 22, 1998 (inception) to December 31, 1999, and approximately $36,000 during the six months ended June 30, 2000, which is recorded in accrued expenses in the accompanying balance sheet at December 31, 1999. The entire principal amount was classified as a current liability at June 30, 2000 and December 31, 1999.

        In January 2000, the Company issued an additional convertible note payable to a corporate stockholder for $450,000. The note has a stated interest rate of 9.5% per annum. The note is unsecured and converts to Series B preferred stock automatically at the earlier of the closing of a Series B preferred stock offering of at least $5,000,000, or on July 1, 2000. The note can be converted at the election of the note holder any time prior to the closing of a Series B preferred stock offering or July 1, 2000. Upon conversion as a result of the Series B preferred stock offering, the note is convertible at the per share price of the offering. If the note is not converted by July 1, 2000, or if the note is converted at the election of the stockholder, the note is convertible based upon the per share value of the dilutive shares outstanding assuming a $35,000,000 valuation. The Company recorded approximately $19,000 of interest expense during the six months ended June 30, 2000 associated with this note payable. The entire principal amount was classified as a current liability at June 30, 2000.

(5)     NOTES PAYABLE

        In January 2000 and May 2000, the Company issued notes payable to a corporate stockholder for $2.0 million and $4.0 million, respectively. The notes are unsecured and bear interest at 9.5% per annum, and the principal and any unpaid accrued interest is due in August 2000, as a result of the sale of the Company (see note 8). The Company recorded approximately $175,000 of interest expense for the six months ended June 30, 2000 associated with these notes payable.

(6)     INCOME TAXES

        Income tax expense for all periods presented consists of minimum state income taxes.

        The following table summarizes the tax effects of temporary differences which give rise to significant portions of the deferred tax assets and liability at December 31, 1999:

        Deferred tax assets:
           Accrued vacation                              $    31,833
           Capitalized start up costs                        206,841
           Net operating loss carryforward                   962,534
           Research and development
             credit carryforward                             227,895
                                                         -----------

                   Total deferred tax assets               1,429,103

        Valuation allowance                               (1,427,339)
                                                         -----------

                   Net deferred tax assets                     1,764

        Deferred tax liabilities:
           Depreciation                                       (1,764)
                                                         -----------

                   Net deferred tax assets               $        --
                                                         ===========


        At December 31, 1999, the Company had tax net operating loss carryforwards for federal and state income tax purposes of approximately $2,247,000 and $2,245,000, respectively, which are available to offset future taxable income, if any, through 2019 and 2004, respectively.

        In addition, the Company has research and development credit carryforwards for federal and state income tax purposes at December 31, 1999 of approximately $120,000 and $101,000, respectively, which will expire through 2014.

        In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company has provided a valuation allowance to reduce the net deferred tax assets due to the uncertainty surrounding the realizability of this net asset.

        In accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control in the Company may be limited.

(7)     COMMITMENTS AND CONTINGENCIES

        (a)     LEASES

                The Company leases certain equipment and office space under non-cancelable operating lease agreements which provide for total future minimum annual lease payments as follows:

                Year ending December 31:
                ------------------------
                2000                                 $203,810
                2001                                  211,168
                2002                                   84,058
                2003                                   62,220
                2004 and thereafter                        --
                                                     --------

                        Total minimum payments       $561,256
                                                     ========


                Rent expense was approximately $169,000 and $19,000 for the six-month periods ended June 30, 2000 and 1999, respectively, $71,000 for the year ended December 31, 1999 and approximately $85,000 for the period from October 22, 1998 (inception) to December 31, 1999.

        (b)     SOFTWARE LICENSE AGREEMENT

                In October 1999, the Company entered into an agreement to obtain a software license from Cadence Design Systems. This license requires quarterly payments beginning in January 2000. For the year ended December 31, 1999 and for the period from October 22, 1998 (inception) to December 31, 1999, the Company recorded approximately $87,000 of expense associated with this agreement utilizing the straight-line method. For the six months ended June 30, 2000, the Company recorded approximately $175,000 of expense associated with this agreement utilizing the straight-line method. The Company's remaining obligations under this license agreement are approximately $382,000 and $402,000 for the years ending December 31, 2000 and 2001, respectively.

        (c)     LEGAL MATTERS

                The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect the financial position, liquidity or results of operations of the Company.

(8)     SUBSEQUENT EVENT (UNAUDITED)

        In July 2000, the Company completed a transaction whereby the Company was acquired by Broadcom Corporation, an existing stockholder of the Company. In connection with the acquisition, Broadcom Corporation issued an aggregate of approximately 2.9 million shares of its Class A Common Stock in exchange for all outstanding shares of the Company's preferred and common stock and upon exercise of outstanding employee stock options.


                                   * * * * *

              Unaudited Pro Forma Condensed Combined Balance Sheet
                                  June 30, 2000
                                 (In thousands)


                                                               Historical
                                                      -----------------------------           Pro Forma            Pro Forma
                                                       Broadcom          Innovent            Adjustments           Combined
                                                      -----------       -----------          -----------          -----------
ASSETS
Current assets:
   Cash and cash equivalents                          $   280,880       $     3,130          $        --          $   284,010
   Short-term investments                                  98,982                78                   --               99,060
   Accounts receivable, net                               117,075                --                   --              117,075
   Inventory                                               38,617                --                   --               38,617
   Deferred taxes                                           8,380                --                   --                8,380
   Prepaid expenses and other current assets               26,317                66                   --               26,383
                                                      -----------       -----------          -----------          -----------
      Total current assets                                570,251             3,274                   --              573,525
Property and equipment, net                                62,786               393                   --               63,179
Long-term investments                                          --                --                   --                   --
Deferred taxes                                            293,160                --              (70,407)(a)          222,753
Goodwill and purchased intangibles, net                        --                --              267,958 (a)          267,958
Other assets                                               15,309                24               (6,000)(c)            8,808
                                                                                                    (525)(b)
                                                      -----------       -----------          -----------          -----------
      Total assets                                    $   941,506       $     3,691          $   191,026          $ 1,136,223
                                                      ===========       ===========          ===========          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                             $    62,400       $        --          $        --          $    62,400
   Wages and related benefits                              11,025                --                   --               11,025
   Accrued liabilities                                     22,139             1,384                  250 (d)           23,598
                                                                                                    (175)(c)
Current portion of long-term debt                           1,167             7,200               (7,200)(c)(e)         1,167
                                                      -----------       -----------          -----------          -----------
      Total current liabilities                            96,731             8,584               (7,125)              98,190
Long-term debt, less current portion                          966                --                   --                  966
Shareholders' equity:
   Common stock                                           681,092            18,778              (18,778)(f)        1,228,058
                                                                                                    (395)(c)
                                                                                                   1,200 (e)
                                                                                                 546,161 (g)
   Notes receivable from employees                         (1,426)          (11,988)                  --              (13,414)
   Deferred stock-based compensation                      (10,414)               --             (300,600)(a)         (311,014)
   Retained earnings                                      174,557           (11,683)             (41,690)(h)          133,437
                                                                                                     570 (c)
                                                                                                  11,683 (f)
                                                      -----------       -----------          -----------          -----------
      Total shareholders' equity                          843,809            (4,893)             198,151            1,037,067
                                                      -----------       -----------          -----------          -----------
      Total liabilities and shareholders' equity      $   941,506       $     3,691          $   191,026          $ 1,136,223
                                                      ===========       ===========          ===========          ===========

         Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the Six Months Ended June 30, 2000
                      (In thousands, except per share data)


                                                        Historical
                                                 ----------------------         Pro Forma         Pro Forma
                                                 Broadcom      Innovent        Adjustments         Combined
                                                 --------      --------        -----------        ---------
Revenue                                          $436,768      $     --          $     --          $436,768
Cost of revenue                                   181,597            --                --           181,597
                                                 --------      --------          --------          --------
Gross profit                                      255,171            --                --           255,171

Operating expense:
   Research and development                        97,558         3,955                --           101,513
   Selling, general and administrative             42,761         1,500                --            44,261
   Amortization of goodwill and
     purchased intangibles                             --            --            26,906 (i)        26,906
   Stock-based compensation expense                    --         3,250            39,877 (j)        42,732
                                                                                     (395)(c)
   Merger-related costs                             4,745            --                --             4,745
                                                 --------      --------          --------          --------
Income (loss) from operations                     110,107        (8,705)          (66,388)           35,014
Interest and other income (expense), net            8,050          (171)              175 (c)         8,054
                                                 --------      --------          --------          --------
Income (loss) before income taxes                 118,157        (8,876)          (66,213)           43,068
Provision (benefit) for income taxes               23,631             2            (9,260)(k)        14,373
                                                 --------      --------          --------          --------
Net income (loss)                                $ 94,526      $ (8,878)         $(56,953)         $ 28,695
                                                 ========      ========          ========          ========
Basic earnings per share                         $   0.44                                          $   0.13
                                                 ========                                          ========
Diluted earnings per share                       $   0.37                                          $   0.11
                                                 ========                                          ========
Weighted average shares (basic)                   212,911                                           214,379
                                                 ========                                          ========
Weighted average shares (diluted)                 253,261                                           255,937
                                                 ========                                          ========

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended December 31, 1999
                      (In thousands, except per share data)


                                                        Historical
                                                 ------------------------          Pro Forma          Pro Forma
                                                 Broadcom       Innovent          Adjustments         Combined
                                                 ---------      ---------         -----------         ---------
Revenue                                          $ 521,225      $      --          $      --          $ 521,225
Cost of revenue                                    211,991             --                 --            211,991
                                                 ---------      ---------          ---------          ---------
Gross profit                                       309,234             --                 --            309,234

Operating expense:
   Research and development                        121,733          2,132                 --            123,865
   Selling, general and administrative              62,602            639                 --             63,241
   Amortization of goodwill and
     purchased intangibles                              --             --             53,812 (i)         53,812
   Stock-based compensation expense                     --             16             79,754 (j)         79,758
                                                                                         (12)(c)
   Merger-related costs                             15,210             --                 --             15,210
   Litigation settlement costs                      17,036             --                 --             17,036
                                                 ---------      ---------          ---------          ---------
Income (loss) from operations                       92,653         (2,787)          (133,554)           (43,688)
Interest and other income, net                       8,648             57                 --              8,705
                                                 ---------      ---------          ---------          ---------
Income (loss) before income taxes                  101,301         (2,730)          (133,554)           (34,983)
Provision (benefit) for income taxes                28,830              1            (12,555)(k)         16,276
                                                 ---------      ---------          ---------          ---------
Net income (loss)                                $  72,471      $  (2,731)         $(120,999)         $ (51,259)
                                                 =========      =========          =========          =========

Basic earnings (loss) per share                  $    0.36                                            $   (0.25)
                                                 =========                                            =========
Diluted earnings (loss) per share                $    0.31                                            $   (0.25)
                                                 =========                                            =========
Weighted average shares (basic)                    201,667                                              203,135
                                                 =========                                            =========
Weighted average shares (diluted)                  235,651                                              203,135
                                                 =========                                            =========

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

        In July 2000 Broadcom Corporation (the "Company") acquired the 87% of Innovent Systems, Inc. ("Innovent") that it had not previously owned resulting in Innovent becoming 100% owned by the Company. The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations (the "Pro Forma Statements of Operations") for the year ended December 31, 1999 and the six months ended June 30, 2000 give effect to the Innovent acquisition, accounted for as a purchase business combination, as if it had occurred on January 1, 1999. The Pro Forma Statements of Operations are based on historical results of operations of the Company and Innovent for the year ended December 31, 1999 and the six months ended June 30, 2000. The Unaudited Pro Forma Condensed Combined Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition of Innovent as if the acquisition had occurred on June 30, 2000. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and accompanying notes (the "Pro Forma Financial Information") should be read in conjunction with, and are qualified by reference to, the historical financial statements of the Company and Innovent and the related notes thereto.

        The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company after the acquisition of Innovent, or of the financial position or results of operations of the Company that would have actually occurred had the acquisition of Innovent been effected on January 1, 1999.

2. PRO FORMA ASSUMPTIONS

        The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Innovent at June 30, 2000, and is included for illustrative pro forma purposes only. The Company is in the process of obtaining an independent appraisal of the fair value of acquired in-process research and development and identifiable intangible assets as of the acquisition date. Accordingly, this allocation is preliminary and is subject to change upon the completion of the independent third party valuation. Assuming the transaction had occurred on June 30, 2000, the preliminary allocation would have been as follows (in thousands):

        Assumed value of shares of the Company's
         common stock issued and value of Company's
         restricted common stock and employee
         stock options exchanged                              $546,161

        Company's existing investment                              525
        Estimated transaction costs                                250
                                                              --------
        Estimated total acquisition costs                      546,936
        Less:   net assets assumed                              (7,095)
                                                              --------
        Unallocated excess of acquisition costs over
           net assets assumed                                 $539,841
                                                              ========

        Preliminary allocation to:

           In-process research and development                $ 41,690
           Goodwill and purchased intangibles                  267,958
           Deferred taxes                                      (70,407)
           Deferred stock-based compensation                   300,600
                                                              --------
                                                              $539,841
                                                              ========

        The purchase price consists of 2,945,175 shares of common stock which includes a) 1,468,329 shares of common stock valued at $245.6 million based upon the Company's stock price during a period of two days before and after the companies reached agreement and the proposed transaction was announced and b) 1,476,846 shares of restricted common stock and employee stock options valued at $300.6 million in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB No. 25."

        For purposes of the pro forma financial information, the estimated amount of the in-process research and development is $41.7 million, which is based upon a preliminary independent third party valuation. Because such in-process research and development is not expected to reach the stage of technological feasibility by the anticipated acquisition date and is expected to have no alternative future use, this amount shall be immediately written-off by the Company and has been reflected in the pro forma balance sheet as a charge against retained earnings.

3. PRO FORMA ADJUSTMENTS

        The pro forma financial information reflects the following adjustments:

a) To record the preliminary allocation of the purchase price to goodwill and purchased intangibles, deferred tax liabilities and deferred stock-based compensation.

b)      To eliminate the Company's existing 13% investment in Innovent.

c) To eliminate the existing loan, applicable accrued interest and stock-based compensation between Innovent and the Company.

d)      To accrue estimated transaction costs.

e)      To convert the existing Innovent convertible notes into common stock.

f)      To eliminate the Innovent common stock and retained earnings accounts.

g) To record the acquisition of Innovent's equity securities by the issuance of the Company's common stock, restricted common stock and assumption of employee stock options.

h) To record the allocation of purchase price to in-process research and development.

i) To record amortization expense for goodwill and purchased intangibles over an expected estimated period of benefit ranging from two to five years.

j) To record stock-based compensation expense generally over a three to four-year period.

k) Reflects the estimated tax effects of the pro forma adjustments. The pro forma adjustments for the amortization of goodwill and purchased intangibles, in-process research and development, and certain deferred stock-based compensation are excluded from such computations, as the Company does not expect to realize any benefit from these items.

4. EARNINGS PER SHARE

        Basic and diluted earnings (loss) per share for each period is calculated by dividing pro forma net income (loss) by the shares used to calculate earnings (loss) per share in the historical period plus the effect of the shares and options which were exchanged or assumed in connection with the acquisition of Innovent. Potential common shares are excluded from the calculation of diluted earnings (loss) per share in a loss period as the effect would be antidilutive.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      BROADCOM CORPORATION,
                                      a California corporation


October 2, 2000                       By:    /s/ WILLIAM J. RUEHLE
                                           -------------------------------------
                                             William J. Ruehle
                                             Vice President and
                                             Chief Financial Officer

                                             /s/ SCOTT J. POTERACKI
                                           -------------------------------------
                                             Scott J. Poteracki
                                             Senior Director of Finance and
                                             Corporate Controller (Principal
                                             Accounting Officer)

                                 EXHIBIT INDEX

Exhibit
  No.             Description
-------           -----------
 23.1         Consent of KPMG LLP